Exhibit 2.
10-KSB
Gourmet Gifts, Inc.

              Albright, Persing & Associates, Ltd.

                  CERTIFIED PUBLIC ACCOUNTANTS
                  102 Ridgeview Dr., Suite 300
                       Reno, Nevada 89509


                         January 9, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Gourmet gifts, Inc.
     Commission File No. 0-26017

Ladies and Gentlemen:

      During the fiscal years ended December 30, 1998, and 1997, Gourmet Gifts, Inc.'s financial statements did not contain any adverse opinion or disclaimer of opinion from Albright, Persing & Associates, and were not modified as to uncertainty, audit scope, or accounting principles, except the reports contained a statement expressing doubt about the ability of the Company to continue as a going concern due to its status as a development stage Company with no significant operating results. During the year ended September 30, 1999, and from that date to the present, there were no disagreements with Albright, Persing & Associates on any matter of accounting principles, financial statement disclosure, or auditing scope or procedures which, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our audit report.


                         Sincerely,

                         /s/Albright, Persing & Associates, Ltd.
                         Albright, Persing & Associates, Ltd

                               E-2
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